SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
          Sections 13 and 15(d) of the Securities Exchange Act of 1934

                       Commission File Number: 333-109768

                 CHASE MANHATTAN BANK USA, NATIONAL ASSOCIATION
             (Exact name of registrant as specified in its charter)

                        White Clay Center, Building 200,
                             Newark, Delaware 19711
                                 (302) 575-5000
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                Chase Manhattan Auto Owner Trust, Series 2004-A
            (Title of each class of securities covered by this Form)

                                 Not Applicable

       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)   |_|            Rule 12h-3(b)(1)(ii)   |_|
      Rule 12g-4(a)(1(ii)   |_|            Rule 12h-3(b)(2)(i)    |_|
      Rule 12g-4(a)(2)(i)   |_|            Rule 12h-3(b)(2)(ii)   |_|
      Rule 12g-4(a)(2)(ii)  |_|            Rule 15d-6             |X|
      Rule 12h-3(b)(1)(i)   |X|

      Approximate number of holders of record as of the certification or notice date: Less than 300

      Pursuant to the requirements of the Securities Exchange Act of 1934 Chase Manhattan Bank USA, National Association has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Dated as of January 28, 2005                      By:    /s/ Patricia M. Garvey
                                                         ----------------------
                                                  Name:  Patricia M. Garvey
                                                  Title: Vice President